October 7, 2016

Registrant
File No.
Form
Original
Filing Date
Amended
Filing Date
Explanation
Pioneer Floating Rate
Trust
811-21654
N-CSR/A
7/29/16
10/7/16
The Registrant amended the Form
N-CSR for the period ended May
31, 2016 to correct, the filing for
an incorrect net investment
income total.
*	Interest income, net
investment income and
gain/loss were
incorrectly stated on the
filing.